                                                                    EXHIBIT 4.12


                                                                  EXECUTION COPY


            EIGHTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT


         THIS EIGHTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 24, 2004 (this "Amendment"), is by and between CHILDTIME CHILDCARE, INC., an Illinois corporation (the "Company"), and BANK ONE, NA, with its main office in Chicago, Illinois, and successor by merger to Bank One, Michigan, a Michigan banking corporation (the "Bank").


                                  INTRODUCTION

     A. The Company and the Bank have entered into an Amended and Restated Credit Agreement dated as of January 31, 2002, as amended by the First Amendment to Amended and Restated Credit Agreement dated as of April 1, 2002, the Second Amendment to Amended and Restated Credit Agreement dated as of July 19, 2002, the Third Amendment to Amended and Restated Credit Agreement dated as of February 14, 2003, the Fourth Amendment to Amended and Restated Credit Agreement dated as of June 25, 2003, the Fifth Amendment to Amended and Restated Credit Agreement dated as of November 19, 2003, the Sixth Amendment to Amended and Restated Credit Agreement dated as of December 29, 2003, and the Seventh Amendment to Amended and Restated Credit Agreement dated as of January 20, 2004 (the "Credit Agreement").

     B. The Company has requested the Bank to modify the Credit Agreement in certain respects, and the Bank is willing to so amend the Credit Agreement on the terms and conditions set forth in this Amendment.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein and in the Credit Agreement contained, the parties hereto agree as follows:


                    ARTICLE 1. AMENDMENTS TO CREDIT AGREEMENT

     Effective the date (the "Amendment Date") the conditions precedent set forth in Article 3 are satisfied, the Credit Agreement hereby is amended as follows:

          1.1 The definition of the term "Acceptable Letter of Credit Advances", which was added to Section 1.1 pursuant to the Third Amendment referenced above, is deleted.

          1.2 The definition of the term "Applicable Margin" in Section 1.1 is amended and restated in full as follows:



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          "Applicable Margin" means, for purposes of determining the Eurodollar
Rate applicable to Eurodollar Rate Loans outstanding at any time, the Floating Rate applicable to Floating Rate Loans outstanding at any time, the commitment fees payable under Section 2.3(a) and the Letter of Credit fees payable under
Section 2.3(c), the applicable percentage set forth below:




                                      APPLICABLE
                                      MARGIN FOR
                                    DETERMINING THE                                 APPLICABLE MARGIN
           FIXED CHARGE             EURODOLLAR RATE         APPLICABLE MARGIN        FOR DETERMINING
            COVERAGE               AND THE LETTER OF         FOR DETERMINING          THE COMMITMENT
              RATIO                CREDIT FEES UNDER        THE FLOATING RATE       FEES UNDER SECTION
                                     SECTION 2.3(c)                                        2.3(a)
         --------------------- ------------------------ ------------------------- -------------------------
         Less than or
         equal to 1.05                  3.00%                    0.50%                     0.50%
         to 1.00
         --------------------- ------------------------ ------------------------- -------------------------
         Greater than
         1.05 to 1.00
         and less than                  2.75%                    0.25%                     0.50%
         or equal to
         1.15 to 1.00
         --------------------- ------------------------ ------------------------- -------------------------
         Greater than
         1.15 to 1.00                   2.50%                    0.25%                     0.50%
         --------------------- ------------------------ ------------------------- -------------------------

         The Applicable Margin shall be adjusted quarterly (upward or downward), if necessary, on the first day of the month following the month in which the financial statements are required to be delivered under
         Section 5.1(d)(iii) or Section 5.1(d)(iv), as the case may be, based on the Fixed Charge Coverage Ratio for the period of determination of such ratio under Section 5.2(c) as of the end of the period reflected in such financial statements, beginning with the financial statements to be delivered for the fiscal quarter ending on or about July 23, 2004; provided that, notwithstanding the foregoing, (a) the Applicable Margin as of the Eighth Amendment Date and through the effective date of such first adjustment, if any, shall be set at the level corresponding to a Fixed Charge Coverage Ratio of less than or equal to 1.05 to 1.00 and
         (b) upon and during the continuance at any time of any Event of Default, the Applicable Margin shall be set at the level corresponding to a Fixed Charge Coverage Ratio of less than or equal to 1.05 to 1.00.

          1.3 The definition of the term "Commitment" in Section 1.1 is amended and restated in full as follows:

            "Commitment" means the commitment of the Bank to make Advances pursuant to Section 2.1, in amounts not exceeding an aggregate principal amount



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     outstanding of $13,700,000, as such amount may be reduced from time to time pursuant to Section 2.2.

          1.4 The following definitions of the terms "Eighth Amendment" and "Eighth Amendment Date" are added to Section 1.1 in alphabetical order, respectively, as follows:

          "Eighth Amendment" means the Eighth Amendment to this Agreement dated as of June 24, 2004.

          "Eighth Amendment Date" means the Amendment Date (as defined in the Eighth Amendment).

          1.5 The definition of the term "Letter of Credit" in Section 1.1 is amended and restated in full as follows:

          "Letter of Credit" means a standby letter of credit having a stated expiry date or date upon which the draft must be reimbursed not later than twelve months after the Termination Date, issued by the Bank for the account of the Company under an application and related documentation acceptable to the Bank requiring, among other things, immediate reimbursement by the Company to the Bank in respect of all drafts or other demand for payment honored thereunder and all expenses paid or incurred by the Bank relative thereto.

          1.6 The definition of the term "Termination Date" in Section 1.1 is amended and restated in full as follows:

            "Termination Date" means the earlier to occur of (a) June 30, 2005, and (b) the date on which the Commitment shall be terminated pursuant to
     Section 2.2 or 6.2.

          1.7 Section 2.1(a) is amended and restated in full as follows:

              (a) Advances. The Bank agrees, subject to the terms and conditions of this Agreement, to make Revolving Credit Loans to the Company pursuant to Section 2.4 and Section 3.3, and to make Letter of Credit Advances to the Company pursuant to Section 2.4, from time to time from and including the Effective Date to but excluding the Termination Date, not to exceed in aggregate principal amount at any time outstanding the amount determined pursuant to Section 2.1(b).

          1.8 The first sentence of Section 2.1(b) is amended and restated in full as follows:

              (b) Limitation on Amount of Advances. Notwithstanding anything in this Agreement to the contrary, the aggregate principal amount of the Advances made by the Bank at any time outstanding shall not exceed the amount of


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          the Commitment as of the date any such Advance is made, provided, however, that the aggregate principal amount of Letter of Credit Advances outstanding at any time shall not exceed $5,000,000.

          1.9 Section 3.1(c) (which was added pursuant to the Sixth Amendment referenced above) is amended and restated in full as follows:

               (c) In addition to all other payments required under this Agreement and the Note, immediately upon the consummation of such transaction, the Company shall prepay the principal of the Loans with a portion of the net proceeds from the sale of the Sterling Heights Property contemplated under Section 5.2(h)(v) in an amount as may be required by the Bank in its sole discretion after consultation with the Company, and in connection with such prepayment the Commitment shall be deemed permanently reduced by such amount as the Bank may require in its sole discretion after consultation with the Company (notwithstanding any failure to comply with the requirements of Section 2.2 in connection with such reduction of the Commitment).

          1.10 Subpart (vi) of Section 5.1(f) (as last modified pursuant to the Sixth Amendment referenced above) is amended and restated in full as follows:

                        (vi) Exchange of Canton Property for Sterling Heights Property, and Sale of Sterling Heights Property. Notwithstanding anything to the contrary, (A) the Bank agrees to release from its Mortgage the Company's property commonly known as 3101 Lilley Road, Canton, Michigan (the "Canton Property"), upon the exchange by the Company of the Canton Property for the property commonly known as 2171 15 Mile Road, Sterling Heights, Michigan (the "Sterling Heights Property"), such that the Company becomes the fee owner of the Sterling Heights Property subject to no Liens except Permitted Liens, if any, other than Permitted Liens under Section 5.2(f)(vi), and (B) the Company shall not be required to grant to the Bank a mortgage lien on the Sterling Heights Property so long as by not later than sixty
          (60) days after acquiring the Sterling Heights Property the Company has sold the Sterling Heights Property and applied the proceeds thereof as required under this Agreement. If the Company has not sold the Sterling Heights Property and so applied such proceeds within such sixty (60)-day period, the Company immediately shall grant to the Bank a first-priority mortgage lien on the Sterling Heights Property and execute and deliver, or cause to be executed and delivered, to the Bank all items of the types described in Section 5.1(f), all in form and substance satisfactory to the Bank.

          1.11 Sections 5.2(a), (b) and (c) are amended and restated in full, respectively, as follows:

               (a) Tangible Capital Funds. Permit or suffer Consolidated Tangible Capital Funds of the Parent Guarantor and its Subsidiaries at any time to be less than the amount equal to (i) $9,000,000 at all times prior to the end of the Parent

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         Guarantor's fiscal year ending on or about April 1, 2005 or (ii)
         $9,500,000 as of the end of the Parent Guarantor's fiscal year ending on or about April 1, 2005 and at all times thereafter.

                (b) EBITDA. Permit or suffer the Consolidated EBITDA of the Parent Guarantor and its Subsidiaries to be less than (i) $1,975,000 as of the end of the Parent Guarantor's fiscal quarter ending on or about July 23, 2004, for the period of the single fiscal quarter then ending,
         (ii) $2,445,000 as of the end of the Parent Guarantor's fiscal quarter ending on or about October 15, 2004, for the period of the two consecutive fiscal quarters then ending, (iii) $4,250,000 as of the end of the Parent Guarantor's fiscal quarter ending on or about January 7, 2005, for the period of the three consecutive fiscal quarters then ending, or (iv) $7,000,000 as of the end of the Parent Guarantor's fiscal year ending on or about April 1, 2005 for such fiscal year.

                (c) Fixed Charge Coverage Ratio. Permit or suffer the Consolidated Fixed Charge Coverage Ratio of the Parent Guarantor and its Subsidiaries to be less than 1.00 to 1.00 (i) as of the end of the Parent Guarantor's fiscal quarter ending on or about July 23, 2004, for the period of the three consecutive fiscal quarters then ending, or
         (ii) as of the end of any subsequent fiscal quarter of the Parent Guarantor, for the period of the four consecutive fiscal quarters then ending.

          1.12 The last sentence of Section 5.2(g) (as last modified pursuant to the Fourth Amendment referenced above), is amended and restated in full as follows:

         Notwithstanding anything in this Agreement to the contrary, the Company and the Guarantors may purchase up to twelve (12) franchisee childcare centers during any fiscal year of the Parent Guarantor so long as: (i) the Company and the Guarantors at all times shall be in compliance with
         Section 2.10(e) of this Agreement requiring first-priority mortgage liens in favor of the Bank on all real property of the Company and the Guarantors and shall have delivered to the Bank, in connection with all such mortgages, all items of the types required under Section 5.1(f), and (ii) during any fiscal year of the Parent Guarantor, (A) the aggregate consideration, including without limitation any Indebtedness assumed in connection therewith, all guarantees or other liabilities incurred in connection therewith, and all deferred payments and other direct or indirect consideration in connection therewith, but excluding the value of future operating lease obligations assumed in connection therewith (collectively, "Consideration"), paid or payable in connection with all such purchases of franchisee centers, including cash and non-cash components, shall not exceed $2,500,000 and (B) the aggregate cash Consideration paid or payable in connection with all such purchases of franchisee centers shall not exceed $2,000,000.

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          1.13 Section 5.2(h) is amended and restated in full as follows:

               (h) Disposition of Assets; Etc. Sell, lease, license, transfer, assign or otherwise dispose of all or a substantial portion of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, other than (i) inventory sold in the ordinary course of business upon customary credit terms and sales of scrap or obsolete material or equipment, (ii) the sale by the Company and the Guarantors in any fiscal year of up to eight (8) childcare centers owned by them; provided that, if any such center is subject to a Mortgage in favor of the Bank, the Company shall first have obtained the prior written consent of the Bank, which consent from time to time may be subject to such conditions as the Bank may require in its sole discretion, (iii) the sale by the Company or any of the Guarantors of their rights under any ground leases to which any of them is a party; provided that all of the obligations of the Company and the Guarantors relating thereto are assumed by the transferee in connection therewith, (iv) the sale by the Company or any of the Guarantors of any vacant land or other real property owned by it that is not used for a childcare center; provided that, if any such land or other real property is subject to a Mortgage in favor of the Bank, the Company shall first have obtained the prior written consent of the Bank, which consent from time to time may be subject to such conditions as the Bank may require in its sole discretion, and (v) the exchange of the Canton Property for the Sterling Heights Property and the subsequent sale of the Sterling Heights Property within sixty (60) days thereafter, all in accordance with Section 5.1(f)(vi) and subject to the requirements of Section 3.1(c).

          1.14 The address for notices to the Company set forth in Section 7.2 is amended to be as follows: 21333 Haggerty Road, Suite 300, Novi, Michigan 48375, Attention: Chief Financial Officer, Facsimile No. (248) 697-9003, Facsimile Confirmation No. (248) 697-9118.


                    ARTICLE 2. REPRESENTATIONS AND WARRANTIES

          In order to induce the Bank to enter into this Amendment, the Company represents and warrants that:

          2.1 The execution, delivery and performance by the Company of this Amendment and the Replacement Note (as defined below) are within its corporate powers, have been duly authorized by all necessary corporate action and are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of the Company's charter or by-laws, or of any contract or undertaking to which the Company is a party or by which the Company or its property is or may be bound or affected.

          2.2 This Amendment is, and the Replacement Note when delivered hereunder will be, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms.

          2.3 No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including without limitation any creditor or stockholder of the Company, is required on the part of the Company in connection with the execution, delivery and performance of this Amendment or the Replacement Note or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Amendment or the Replacement Note.

          2.4 After giving effect to this Amendment and the Replacement Note, the representations and warranties contained in Article IV of the Credit Agreement and in the Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof and no Default or Event of Default has occurred and is continuing; provided that such representations and warranties contained in Section 4.6 of the Credit Agreement shall be deemed made with respect to the most recent fiscal year-end and interim financial statements, respectively, of the Parent Guarantor and its Subsidiaries delivered pursuant to Section 5.1(d) of the Credit Agreement.

          2.5 Schedule A attached to this Amendment sets forth an accurate and complete list of all parcels of real property owned by the Company and each of the Guarantors as of the Amendment Date, in each case identified by each such parcel's commonly used street address.


                         ARTICLE 3. CONDITIONS PRECEDENT


          The amendments set forth in Article 1 of this Amendment shall not become effective until each of the following has been satisfied:

          3.1 This Amendment shall have been executed by a duly authorized officer on behalf of the Company, and the acknowledgements at the end of this Amendment shall have been executed by a duly authorized officer on behalf of each of the Guarantors, in the respective spaces so provided, and this Amendment shall have been delivered to the Bank.

          3.2 The Company shall have executed and delivered to the Bank a replacement Revolving Credit Note in substantially the form of annexed to the Credit Agreement as Exhibit B and in the principal amount of $13,700,000 (the "Replacement Note"), which Replacement Note shall be issued in replacement of the Revolving Credit Note presently outstanding under the Credit Agreement and thereafter shall be the "Revolving Credit Note" as such term is used in the Credit Agreement.

          3.3 Such other documents, and evidence of completion of such other matters, as the Bank may reasonably request shall have been duly executed, if applicable, and delivered to the Bank.

                            ARTICLE 4. MISCELLANEOUS

          4.1 If the Company shall fail to perform or observe any term, covenant or agreement in this Amendment, or any representation or warranty made by the Company in this Amendment shall prove to have been incorrect in any material respect when made, such occurrence shall be deemed to constitute an Event of Default.

          4.2 All references to the Credit Agreement in any other document, instrument or certificate referred to in the Credit Agreement or delivered in connection therewith or pursuant thereto hereafter shall be deemed references to the Credit Agreement, as amended hereby

          4.3 The Company represents and warrants that it is aware of no claims or causes of action against the Bank or any of its officers, directors, employees or agents. Notwithstanding such representation and warranty, and as further consideration for the agreements set forth in this Amendment, each of the Company and the Guarantors, for itself and its successors and assigns, releases the Bank, and its officers, directors, employees, agents, attorneys, affiliates, subsidiaries, and successors and assigns, from any liability, claim, right or cause of action which now exists or hereafter arises, whether known or unknown, arising from or in any way related to facts in existence as of the date hereof.

          4.4 Each party hereto, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily, and intentionally waives any right any of them may have to a trial by jury in any litigation based upon or arising out of this Amendment or the Replacement Note, or any agreement referenced herein or other related instrument or agreement, or any of the transactions contemplated by this Amendment, or any course of conduct, dealing, statements (whether oral or written) or actions of any of them. None of the parties hereto shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by any party hereto except by a written instrument executed by all of them.

          4.5 This Amendment and the other agreements and documents executed in connection with this Amendment constitute the entire understanding of the parties with respect to the subject matter hereof. This Amendment is binding on the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto and their respective successors and assigns. If any of the provisions of this Amendment are in conflict with any applicable statute or rule or law or otherwise unenforceable, such offending provisions shall be null and void only to the extent of such conflict or unenforceability, but shall be deemed separate from and shall not invalidate any other provision of this Amendment.

          4.6 No course of dealing on the part of the Bank, nor any delay or failure on the part of the Bank in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege or otherwise prejudice the Bank's rights and remedies hereunder or under the Credit Agreement, the Note, any Security Document, any other Loan Document or any other agreement or instrument of the Company or any of the Guarantors with or in favor of the

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Bank; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Bank under this Amendment or under the Credit Agreement, the Note, any Security Document, any other Loan Document or any other agreement or instrument of the Company or any Guarantor with or in favor of the Bank is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by this Amendment or under the Credit Agreement, the Note, any Security Document, any other Loan Document or any other agreement or instrument of the Company or any Guarantor with or in favor of the Bank or by applicable law to the Bank may be exercised from time to time and as often as may be deemed expedient by the Bank.

          4.7 The Loan Documents and, subject to the amendments herein provided, the Credit Agreement shall in all respects continue in full force and effect.

          4.8 Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

          4.9 This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan.

          4.10 The Company agrees to pay the reasonable fees and expenses of Dickinson Wright PLLC, counsel for the Bank, in connection with the negotiation and preparation of this Amendment and the consummation of the transactions contemplated hereby, and in connection with advising the Bank as to its rights and responsibilities with respect thereto.

          4.11 This Amendment may be executed upon any number of counterparts with the same effect as if the signatures thereto were upon the same instrument.

             [The remainder of this page intentionally left blank.]




























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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first-above written.


                                 CHILDTIME CHILDCARE, INC.


                                 By: /s/ Frank Jerneycic
                                     ------------------------------------------

                                 Its Vice President and Chief Financial Officer


                                 BANK ONE, NA


                                 By: /s/ Richard C. Ellis
                                     ------------------------------------------

                                 Its First Vice President












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                            GUARANTOR ACKNOWLEDGEMENT

         Each of the undersigned hereby acknowledges that it has reviewed and fully consents to the foregoing Eighth Amendment to Amended and Restated Credit Agreement (the "Amendment"), that the Guaranty Agreements and all other Loan Documents made by each of the undersigned in favor of the Bank continue in full force and effect and each of the undersigned acknowledges and agrees that it has no defenses, counterclaims or offsets with respect thereto. All references to the Credit Agreement in the Guaranty Agreements and in all other Loan Documents or any other document, instrument or certificate referred to in the Credit Agreement or delivered in connection therewith or pursuant thereto, hereafter shall be deemed references to the Credit Agreement, as amended by the Amendment. Except as otherwise expressly set forth herein, capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Amendment or the Credit Agreement, as the case may be.


                               CHILDTIME LEARNING CENTERS, INC.

                               By: /s/ Frank Jerneycic
                                  ----------------------------------------------

                               Its Vice President and Chief Financial Officer


                               CHILDTIME CHILDCARE-PMC, INC.

                               By: /s/ Frank Jerneycic
                                  ----------------------------------------------

                               Its Vice President and Chief Financial Officer


                               CHILDTIME CHILDCARE-MICHIGAN, INC.

                               By: /s/ Frank Jerneycic
                                  ----------------------------------------------

                               Its Vice President and Chief Financial Officer


                               TUTOR TIME LEARNING CENTERS, LLC
                               (formerly known as TT Acquisition LLC)

                               By: /s/ Frank Jerneycic
                                  ----------------------------------------------

                               Its Vice President and Chief Financial Officer


                               TUTOR TIME INTERNATIONAL LEARNING CENTERS, INC. (formerly known as CTT Acquisition Corp.)

                               By: /s/ Frank Jerneycic
                                  ----------------------------------------------

                               Its Vice President and Chief Financial Officer








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